UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): 02/06/2026

OLENOX INDUSTRIES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38037	95-4463937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1207, Building C N FM 3083 Rd E

Conroe, TX 77304

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 646-240-4235

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	SGBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2026, the Board appointed Erik Blum and Adam Falkoff as directors of the Company to fill board seat vacancies. Mr. Blum and Mr. Falkoff will each serve until the date of the Company’s 2025 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

As non-employee directors, Mr. Blum and Mr. Falkoff will participate in the Company’s previously disclosed non-employee director compensation program, which consists of: (i) an annual cash retainer of $40,000 which is paid in quarterly installments, (ii) an annual cash retainer of $10,000 per committee chair position held, and (ii) an annual equity grant of restricted stock units under the Company’s Stock Incentive Plan with a grant date value of approximately $50,000 that will vest quarterly over two years, subject to continued service as a director through such date. In connection with their appointment, each of Mr. Blum and Mr. Falkoff will receive a pro-rata portion of each to reflect the fact that they were appointed in February 2026.

A brief description of the qualifications and experiences of Mr. Blum and Mr. Falkoff are set forth below:

Erik Blum, age 60, was appointed as a director of the Company on February 3, 3026. Mr. Blum currently serves as Chief Executive Officer of Fynntechnical Innovations Inc (FYNN), where he has lead the corporate turnaround of a publicly traded company, taking FYNN from a non-reporting pink sheet status to a fully audited, fully reporting entity under the 1934 Act as of November 2023. With over 30 years’ experience in debt, corporate finance, and company management, Mr. Blum has extensive expertise in equity and debt markets. Beginning in 2001, Mr. Blum structured CMOs with a specialization in inverse floaters for Fannie Mae and Freddie Mac. In 2005, he created a reverse convertible bond desk for Stern Agee. He was a registered principal compliance offer for close to 27 years on Wall Street. He left Wall Street in 2010 to found JW Price LLC, a corporate consulting firm, which focused on providing business development services to microcaps and other small public companies. During his time at JW Price, Mr. Blum helped multiple companies become successful public trade entities. He has sat as CEO, CFO, and director of multiple companies and has been instrumental in enabling their turnaround.

Adam Falkoff, age 57, was appointed as a director of the Company on February 3, 2026. Mr. Falkoff has over 20 years of experience in public policy, international relations, and business development and diplomacy. He has advised CEOs and Boards of the Fortune 100, Presidents, Prime Ministers, Cabinet Ministers and Ambassadors. He is a life member of the Council on Foreign Relations and a member of The Trilateral Commission. Mr. Falkoff is the President of CapitalKeys, a bipartisan global public policy and strategic consulting firm based in Washington D.C. with offices in London and Singapore. Mr. Falkoff has been serving as the Global Managing Partner of Strategic Ventures at Microsoft. Prior to Microsoft, he was the Global Head of Government Relations and Philanthropy at Amazon. Previously he served Chairman of the House International Relations Committee, Congressman Ben Gilman, and also served, in the United States Senate, Chairman of the Banking Committee Senator Alfonse D’Amato as professional staff and was the White House Liaison. Mr. Falkoff also served Vice President Dan Quayle. Mr. Falkoff is a recipient of the Ellis Island Medal of Honor, one of the nation’s highest honors, for achievement and inspired service to the United States. He was twice named to the Washington, D.C. Power 100, a list of the 100 most influential non-elected people in Washington, D.C. He was appointed by Secretary of State as a United States Public Diplomacy Envoy. Mr. Falkoff received a B.A. from Duke University and both an M.B.A. and M.I.M. (Master of International Management) from the Thunderbird School of Global Management.

There are no family relationships between Mr. Blum, Mr. Falkoff, and any of the Company’s directors or executive officers. In addition, as set forth above, neither Mr. Blum nor Mr. Falkoff are a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLENOX INDUSTRIES INC.

Dated: February 10, 2026	By:	/s/ Michael McLaren
Name: Michael McLaren
Title: Chief Executive Officer

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